EXHIBIT 99.2

November 4th, 2021
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q3 2021 Earnings Call

Jalene Hoover
Vice President, Investor Relations, GoPro, Inc.

Enclosed is GoPro’s third quarter 2021 earnings report. Following this brief introduction is management commentary from GoPro CEO, Nicholas Woodman, and CFO and COO, Brian McGee. This commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today, including but not limited to uncertainty related to the duration and impact of the COVID-19 pandemic. This means that results could change at any time, and our commentary about our business results and outlook is based on the information available as of today’s date. We do not undertake any obligation to update these statements as a result of new information or future events. Information concerning our risk factors is available in our most recent annual report on Form 10-K for the year ended December 31, 2020 which is on file with the Securities and Exchange Commission ("SEC") and in other reports that we may file from time to time with the SEC.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss, EBITDA as well as basic and diluted net profit and loss per share in accordance with GAAP and, additionally, on a non-GAAP basis. We believe that non-GAAP information is useful because it can enhance the understanding of our ongoing economic performance. We use non-GAAP reporting internally to evaluate and manage our operations, and we choose to provide this information to enable investors to perform comparisons of operating results in a manner similar to how we analyze our own operating results. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, which is posted in the investor relations section of our website.

In addition to the earnings press release, we have posted slides containing detailed financial data and metrics for the third quarter of 2021. These slides, as well as a link to today’s live webcast and a replay of this conference call are posted at the investor relations section of GoPro's website for your reference. All income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP, unless otherwise noted.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Thank you for reading GoPro’s Q3 2021 earnings report.

GoPro had an outstanding third quarter with strong revenue, earnings, margin, and cash flow growth that have led us to raise our margin and profitability outlook for the year. Strong demand, an effectively managed supply chain and channel inventories combined with a successful new product launch to yield our highest gross margins since 2015 and our fifth consecutive profitable quarter on a non-GAAP basis.

GoPro was profitable on both a GAAP and non-GAAP basis in the third quarter generating EPS of $1.92 and $0.34, respectively. Non-GAAP gross margin in the quarter was 43.8%, up from 36.2% in Q3 2020. Sales of our higher-end cameras, increased direct-to-consumer revenue and 143% year-over-year growth in GoPro’s subscription revenue drove the gross margin improvement. Revenue in the quarter increased 13% year-over-year to $317 million, driven by strong sales in all geographies as well as continued growth in our direct-to-consumer business. Direct-to-consumer revenue from GoPro.com totaled $94 million, up 16% year-over-year.

These results illustrate how our direct-to-consumer, subscription-centric strategy has transformed GoPro into a higher margin, more profitable business that's growing.

At the close of Q3, we had 1.34 million GoPro subscribers, representing 168% year-over-year growth – adding approximately 840,000 new GoPro subscribers since the close of Q3 2020. We’ve now passed the one-year mark for the subscriber cohort who received their subscription as part of their HERO9 Black bundle purchase and we are encouraged that our annual subscriber retention rates from this cohort are healthy and in-line with our expectations. We expect to exceed 1.7 million subscribers by year end and remain confident in our subscription business’s ability to positively impact margin over the long term. And our Quik app subscription continues to contribute to margin as well, having closed the quarter with 168,000 subscribers.

Street ASPs continued to rise in Q3 2021, reaching $381 – a 25% year-over-year increase. The mix of cameras with MSRPs of $300 and above, including our newly launched $499 MSRP HERO10 Black, grew to 98% of our third quarter camera revenue.

Despite supply chain constraints that are affecting many industries, we have successfully partnered with our suppliers to produce inventory to support our fourth quarter revenue expectations – GoPro.com and our retail partners will be stocked and ready for shoppers this holiday season.

The marquee event for GoPro in Q3 was the launch of HERO10 Black, our new flagship camera, powered by our new high-performance GP2 processor. GP2 delivers breakthrough image quality and blistering video frame rates that enable HERO10 Black to capture life-like 5.3K video at 60 frames per second, 4K video at 120 frames per second and 2.7K video at an incredible 240 frames per second. GP2 also enables HyperSmooth 4.0 video stabilization, setting a new bar, once again, for delivering the most stabilized video ever seen from a camera, regardless of price. We’ve yet to identify a camera that costs less-than $3,500 that is capable of the high-performance resolutions, frame rates and in-camera stabilization of HERO10, let alone being as compact, durable and versatile. GoPro has once again set a new bar.

And many reviewers agree:

–“An excellent Evolution” – Digital Trends
–“Might change how you capture life” – c|net
–“The best in class gets better” – PC Magazine
–“Slam dunk performance gains” – RedShark News
–“Once again outdoing themselves” – ProVideo Coalition
–“This camera should cost $70,000” – YouTuber, Peter McKinnon
–“HERO10 could be the only camera you ever need” – Business Insider
–“HERO10 Black may be the greatest camera value of all time” – Input Magazine

Post launch, we learned that some customers want longer recording times in static settings where there’s no airflow to cool the camera. In response to this, our teams went to work and earlier this week we released a HERO10 firmware update that significantly increases recording times and optimizes HERO10 for a wider variety of use cases. We believe our dedication to customer satisfaction bolsters our brand strength, customer loyalty and overall reputation, as illustrated by the unsolicited No. 2 customer service ranking amongst ‘online photo and video equipment retailers’ we received from Newsweek in their recent report, “America’s Best Customer Service – 2022.”

Last week, we also announced we’re launching a new battery, named Enduro, for HERO10 and HERO9 cameras. Enduro features breakthrough performance in cold temperature use cases like snow sports and significantly extends recording times in moderate temperatures. Initial response to the news of Enduro, which will be available for purchase on GoPro.com on November 30th for $24.99, has been very positive. We believe Enduro will have a positive impact on camera sales.

Inventing meaningful and unique solutions has been a priority at GoPro since our founding in 2002. GoPro’s culture of innovation has spawned a patent portfolio that industry experts have consistently recognized for its quality, depth and variety. In Q3 we announced that our U.S. patent portfolio surpassed

1,000 granted patents, bringing our global patent total to more than 1,600, and highlighting the importance we place on protecting our innovations.

I’d like to thank our roughly 750 global employees who have done an incredible job executing on all fronts amidst the many challenges the world is facing. Whether it be adapting to remote-work, supply chain shortages or geopolitical hurdles, you all continue to rally on behalf of our customers to deliver world-class products and services. Your execution is not only driving our business to new levels, but it’s also helping us attract additional top talent – like our new board member, Shaz Kahng. Shaz is a former senior executive at Nike and Lucy Activewear and brings a wealth of consumer product strategy and executive leadership experience to GoPro.

It’s an exciting time at GoPro — in addition to expanding margins and profitability, our subscription strategy can expand our TAM by super-serving subscribers with value, performance, and simplicity. Helping people get the most out of their personal content can also yield a very “sticky” relationship we can leverage to maximize lifetime value (LTV) over the long term. And our investments in software development across mobile, desktop and cloud can grow our TAM further, establishing GoPro as a powerful yet convenient content management, editing and sharing solution for GoPro camera owners and non-owners alike.

We believe our brand and technical capabilities afford us a unique opportunity to establish GoPro as a much larger player in the digital imaging space while offering exciting, differentiated solutions for a significantly greater number of consumers than we do today.

We’re excited about our future. With that, Brian will now share our financial details.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

We delivered exceptionally strong earnings and cash flow in the third quarter of 2021. Our financial performance has steadily improved over the last five quarters as we execute our direct-to-consumer, subscription-centric strategy.

Revenue grew to $317 million in Q3, up 13% year-over-year. Gross margins increased significantly to 43.8%, a level not seen since 2015. This, combined with disciplined operating expense management, resulted in non-GAAP EPS of $0.34, and adjusted EBITDA of $60 million – representing 19% of third quarter revenue. Additionally, free cash flow on a trailing twelve-month (TTM) standpoint was $166 million, or 15% of revenue.

The following table details actual Q3 results compared to our Q3 guidance.

Quarterly Results and Prior Guidance

	Q3 2021 Results		Q3 2021 Guidance
Revenue	$317	M	$290 +/- $5M
Unit sell-through	~800K		775K - 825K
Street ASP	$381		$350
Gross margin	43.8%		40.0% +/- 50bps
Non-GAAP net income per share	$0.34		$0.19 +/- $0.02
Cash & investments	$379	M	$340M - $380M

Globally, third quarter revenue increased year-over-year across all geographies, led by Asia Pacific and Europe. Third quarter retail revenue increased 12% year-over-year to $223 million and represented 70% of total revenue. We believe this increase in our retail channel sales was driven by the rollout of COVID-19 vaccinations and increased in-store traffic.

Third quarter GoPro.com direct-to-consumer revenue increased 16% year-over-year to $94 million – 30% of total revenue. Subscriber growth increased 168% year-over-year to 1.34 million. Third quarter subscription revenue grew to $14 million, up 143% year-over-year – representing 5% of total revenue. Quik app subscriber growth also positively contributed to overall third quarter revenue.

We shipped 832,000 units during the third quarter and sold-through slightly less than 800,000 units, continuing our effective channel inventory management.

Third quarter gross margin increased to 43.8%, up from 40.1% the prior quarter and 36.2% year-over-year. Stronger unit sales at higher price points, continued growth in high-margin subscription revenue, and increasing direct-to-consumer revenue drove a 25% year-over-year increase in Street ASPs to $381. Cameras with suggested retail prices at $300 and above represented 98% of revenue, up from 94% in Q2 and 83% in Q3 2020. We expect sales of cameras priced $300 or greater to be 95% or more of the mix in Q4. As a reminder, “Street ASP” is defined as total reported revenue divided by camera units shipped.

Third quarter operating expenses increased to $80 million, up from $68 million in the same period in 2020. As a reminder, at the onset of COVID-19, we prudently trimmed operating expenses in Q2 and Q3 of 2020. Increases in operating expenses in Q3 2021 were primarily driven by higher advertising spend to drive demand, bonus expenses in 2021 compared to none in 2020, and an increase in expenses related to bolstering our direct-to-consumer sales capabilities at GoPro.com.

GAAP and non-GAAP EPS were $1.92 and $0.34, respectively. GAAP results were positively impacted by the release of our valuation allowance that was recorded as a $263 million non-cash income tax benefit during the quarter. Our cumulative GAAP income over the past three years, along with our financial outlook that anticipates sufficient future taxable income to be able to utilize existing U.S. net operating losses (NOLs) and other tax attributes, positioned us well to take the release.

Turning to the balance sheet, cash increased $60 million in the quarter, representing 19% of revenue, and we ended the quarter with $379 million in cash and investments. Consistent operating performance resulted in positive cash flow reflecting our improved quality of earnings.

Looking ahead, the following tables show our guidance for the fourth quarter and full year of 2021.

Full Year 2021 Guidance

FY 2021 Guidance
Revenue	$1,150M +/- $5M
Unit sell-through	~3.4MU
Street ASP	$370
Gross margin	41% +/- 20bps
Non-GAAP net income per share	$0.83 +/- $0.03

Fourth Quarter 2021 Guidance

Q4 2021 Guidance
Revenue	$380M +/- $5M
Unit sell-through	~1.1MU
Street ASP	$380
Gross margin	40.5% +/- 50bps
Non-GAAP net income per share	$0.35 +/- $0.03
Cash & investments	$470M - $500M

The figures shared below assume the midpoint of Q4 and full year 2021 guidance.

2021 is shaping up to be a fantastic year. We have weathered supply chain and COVID related challenges and yet each quarter we’ve either raised or reinforced our 2021 revenue, margin and earnings projections.

We believe we are on track to deliver full year 2021 revenue of $1.15 billion, which reflects year-over-year growth of 29% and remains at the high-end of our prior guidance range of 25% to 30% we provided in August. Notably, we expect to deliver full year gross margins of 41%, up from 36% in 2020 and full year EPS of $0.85 compared to $0.08 in 2020.

We expect our 2021 direct-to-consumer sales to be in a range of 35% to 40% of total revenue, reflecting greater than 45% growth year-over year. We are very pleased with our annual subscriber retention rates and anticipate that our greater than 90% subscription attach rate on GoPro.com will continue. For full year 2021, we expect total subscribers to exceed 1.7 million, and GoPro subscription revenue to be in a range of $50 to $60 million, approximately 5% of total revenue. Looking forward, this represents approximately $90 million of annual recurring revenue at gross margins between 70% to 80%.

We expect non-GAAP tax expense for full year 2021 to be approximately $0.9 million, and approximately $1.5 million in 2022. As a reminder, our non-GAAP tax expense is based on actual cash tax paid globally.

On the supply chain front, we're proud of the work our team and partners have done to meet demand. To reiterate what we said on our last earnings call, we will have the inventory to support our revenue guide for 2021 with limited upside due to supply chain constraints.

We expect sell-through to be approximately 1.1 million units in the fourth quarter and approximately 3.4 million units for 2021. We expect channel inventory to decrease slightly in the fourth quarter, exiting the year with between 500,000 and 550,000 camera units in the channel – an appropriate level for our business.

We expect fourth quarter revenue to increase to approximately $380 million, up 6% year-over-year. We expect to sustain Q3 Street ASPs into Q4 at $380, up 18% year-over-year. We expect fourth quarter gross margins to stay above 40%, up from margins of 38.3% in the prior year period. This is despite Q4 2021 margins being impacted by as much as 250 to 300 basis points primarily due to increasing freight rates resulting from global supply chain constraints. We expect freight rates to reduce as holiday traffic levels ease as we get into 2022.

We expect shares outstanding to increase to approximately 164 million in the fourth quarter based on our current stock price.

As a result of our strong financial performance, we plan to exit the year with a cash balance in the range of $470 to $500 million, a nearly 50% year-over-year increase.

Looking into fiscal year 2022, we expect our revenue to grow from an increase in units as well as ASP. We expect increasing direct-to-consumer and subscription revenue to have a positive impact on gross margin and EPS. We expect continued investment in innovation, website development and marketing to modestly increase operating expenses.

In closing, we believe we are well-positioned to continue weathering COVID and supply chain challenges to maintain our positive growth trajectory. Thanks for taking the time to read our management commentary.